EXHIBIT 10.2

StateLine Cooperative
Burt, Iowa
FEED MANUFACTURING AGREEMENT

This agreement, made February 15, 2001, by and between StateLine Cooperative, with a mailing address of 120 Walnut St., Burt, Iowa 50522 (hereinafter referred to as “Feedmill”) and Golden Oval Eggs, a cooperative association organized under the laws of the State of Minnesota, with a mailing address of P.O. Box 615, 340 Dupont Ave. NE, Renville, MN 56284 (hereinafter referred to as “Golden Oval Eggs.”).

RECITALS

WHEREAS, Golden Oval Eggs desires to engage Feedmill to manufacture various types of chicken feed according to Golden Oval’s specifications for various ages of laying hens (all such varieties being hereinafter referred to as “the Feed”), to be delivered to Golden Oval Eggs, Thompson, Iowa facility.

WHEREAS, Feedmill desires to manufacture said feed for Golden Oval Eggs.

NOW, THEREFORE, for and in consideration of the premises and based upon the mutual covenants, conditions, and promises set forth herein, the parties hereby agree as follows:

1.                                      TERM.

The term of this agreement shall become effective on February 15, 2001 and continue through August 31, 2002, unless extended by mutual written agreement of the parties.

2.                                      FEED MANUFACTURING AND PURCHASING OBLIGATIONS.

A.                                   Golden Oval Eggs agrees to purchase from Feedmill and Feedmill agrees to manufacture and sell to Golden Oval Eggs an amount of feed necessary to feed all of the hens and pullets at the Thompson, Iowa Facility of Golden Oval Eggs.

B.                                     Feedmill shall manufacture the feed at its plant in Buffalo Center, Iowa; provided, however, that Feedmill shall have the option to Manufacture the feed at no additional cost to Golden Oval Eggs at any other facilities owned or operated by Feedmill.

3.                                      SPECIFICATIONS AND OTHER INFORMATION; CONFIDENTIALITY.

A.                                   Feedmill shall formulate and manufacture the feed utilizing the ingredient formulas to meet the final Specifications provided by Golden Oval Eggs. Golden Oval Eggs shall have the right to amend its ingredient formulas and specifications and other information during the term hereof provided that no such amendment of specifications shall be effective without consent of Feedmill (which consent shall not be unreasonably withheld) and until Feedmill has had reasonably sufficient time to purchase any necessary new ingredients and obtain any necessary permits.

B.                                     Feedmill shall maintain confidentiality of Golden Oval Eggs ration formulation.

4.                                      DELIVERY.

Feedmill agrees to deliver to Golden Oval Eggs, Thompson, Iowa facility the types and quantities of the feed requested, provided that Golden Oval Eggs has given Feedmill at least twenty-four (24) hours prior notice of the requested delivery.

A.  Feedmill shall schedule production so as to make the Feed available within the delivery time frame requested by Golden Oval Eggs.

B.  Orders for which 24 hours notice is not given, but within the Feedmill’s ability to provide delivery, shall cause a $1 per ton ($24.00 minimum) late charge to be added per load order which shall be paid by Golden Oval Eggs.

C.  Golden Oval Eggs shall provide an estimate of the total anticipated tonnage by month for the contract period.  (Attachment A)

5.                                      INGREDIENT SUPPLY.

Feedmill shall be responsible for purchasing all ingredients necessary to manufacture the Feed. To the extent practicable, Feedmill shall comply with any written instructions from Golden Oval Eggs and will from time to time forward contract for specific ingredients at the direction of Golden Oval Eggs.

6.                                      FEED PRICING

A.  The purchase price of the Feed manufactured and sold hereunder shall be the sum of the following:

1.                                       Corn shall be invoiced at $10 per bushel above the closing Feedmill bid price which shall be the average of the closing bid price the Tuesday and Thursday of the previous week of manufacture;

2.                                       SBM shall be invoiced at Feedmill cost of purchase plus 3/4% which shall be the average of the Feedmill cost of purchase on Tuesday and Thursday of the previous week

3.                                       All other ingredients shall be invoiced at Feedmill cost of purchase plus 3/4%;

4.                                       $9.00 per ton fee for grinding, mixing and delivery;

B.  A fuel adjustment on delivery may be added or subtracted should fuel rise or drop from the current $1.60 per gallon retail price on diesel fuel per Attachment B.

C.  Feedmill will provide by fax or e-mail to Golden Oval on Friday of every week prior to 4:00 p.m., for the fixing of ingredient prices for the following week of deliveries.

D.  Prices in this section may be adjusted pursuant to Section 12C of this agreement.

7.                                      PAYMENT TERMS.

A.                                   Feedmill shall invoice Golden Oval Eggs weekly for deliveries made during that week. All invoices shall be paid by Friday of the following week following purchases.

8.                                      QUALITY CONTROL.

Feedmill shall maintain records of its quality control tests, which tests shall be in accordance with Golden Oval Eggs standard quality assurance program. If requested by Golden Oval Eggs within 90 days after delivery of any batch of Feed, Feedmill shall ship to Golden Oval Eggs a retained sample and specification sheet for such batch. Feedmill will also keep a retained sample for the period of time required by applicable law. Feedmill shall also maintain a printed record of the weighing of each added dry ingredient into the batch as the feed is manufactured, by a scale licensed by the State of Iowa for sale of bulk commodities.

9.                                      LABELING.

All labeling and packaging, if required, shall comply with all applicable laws and regulations. Feedmill shall be fully responsible for any violation of labeling regulations pertaining to medicated feed or other statements required by law.

10.                               RECORDS.

Feedmill agrees to maintain records relating to the production and shipping of the Feed as reasonably requested by Golden Oval Eggs.

11.                               WARRANTIES.

Feedmill warrants that the Feed manufactured, produced and shipped hereunder (a) shall be in conformance with the formulas and specifications furnished by Golden Oval Eggs; (b) will not be (i) adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the “Act”), any Iowa law applicable to animal feeds, or the regulations issued under any of the foregoing (including specifically, but not limited to, regulations pertaining to pesticides and medications) or (ii) an article which may not, under the provisions of Section 404 and 505 of the Act, be introduced into interstate commerce; and (c) will conform to all similar governmental regulations regarding processing, labeling, and delivery of Feed.

12.                               FORCE MAJEURE.

A.  Each party shall be excused for any inability to perform or delay in performance to the extent that such inability for delay is due to any cause or causes beyond its reasonable control, including, but not limited to, an act of God, storm, flood, earthquake, labor strike, or other labor stoppage, equipment failure, rebellion, riot, sabotage, fire, explosion drought, or government act or regulation.

B.  A party seeking to rely upon subparagraph (A) above shall be required to immediately notify the other party of the cause of its inability to perform or delay in performance, specifying the nature and anticipated duration thereof. The affected party shall use reasonable efforts to remove the cause of the inability to perform or delay in performance.

C.  In the event Feedmill seeks to use subparagraph (A) above, Feedmill shall have the right, subsequent to notification, to temporarily adjust the base price involved in the manufacture of feed until the delay can be corrected and Feedmill can resume manufacturing on a regular schedule at the Buffalo Center mill. Golden Oval Eggs shall have the right subsequent to notification and in the event the base price is raised, to use another supplier until Feedmill can resume the manufacture of feed at the agreed upon base price.

13.                               DEFAULT.

A.  In the event either party defaults in the performance of its duties and obligations hereunder, the non-defaulting party may give written notice to the defaulting party specifying the term or condition which is the basis of the default. If the defaulting party does not correct or cure the default within ten (10) days after receipt of said notice, the non-defaulting party may immediately terminate this Agreement by giving written notice of such termination.

B.  If the Feedmill cannot or will not conform with Golden Oval Eggs existing or amended formulations and specifications, Golden Oval Eggs has the right to terminate the agreement.

C.  Golden Oval Eggs has the right to terminate this agreement due to late deliveries that affect flock performance or nutrition.

D.  In the event either party files a voluntary petition in bankruptcy, has an involuntary petition filed against it, is insolvent, has a receiver or trustee appointed for any of its assets, or makes an assignment for the benefit of creditors, the other party may immediately terminate this Agreement by giving written notice; provided, however, that in such a case the notice shall not be effective if the proceeding, appointment or a assignment has been dismissed or stayed within thirty (30) days or if adequate assurance of ability to perform under this Agreement have been received by the other party thirty (30) business days after it gave written notice.

E.  The right of either party to terminate this Agreement under this Paragraph 13A shall be in addition to any other rights and remedies at law or in equity, including the right to specific performance, that may accrue to the terminating party because of the other party’s default hereunder.

F.  The parties to this contract agree that the sole remedy for resolution of any and all disagreements or disputes arising under or related to this contract shall be through arbitration proceedings before the National Grain and Feed Association (NGFA) pursuant to the NGFA Arbitration Rules. The decision and award determined through such arbitration shall be final and binding upon the Feedmill and Golden Oval Eggs. Judgment upon the arbitration award may be entered and enforced in any court having jurisdiction thereof. (Copies of the NGFA Arbitration Rules are available from the NGFA, 1202 New York Aye, NW, Suite 830, Washington, DC 20005, or on the Website http://www.ngfa.org/).

14.                               NOTICES.

Any notice required or permitted under this Agreement shall be in writing and delivered personally or sent by prepaid certified or registered U.S. Mail duly addressed as follows:

To Feedmill: StateLine Cooperative P.O. Box 67 Burt, Iowa 50522.
To Golden Oval Eggs: Golden Oval Eggs, Box 615, Renville, MN 56284.

Or to such other address as either party may hereafter furnish in writing to the other party.

15.                               MISCELLANEOUS.

A.  Feedmill is an independent contractor engaged by Golden Oval Eggs to perform services under this Agreement and neither party is hereby authorized to act as an agent of the other for any other purpose whatsoever.

B.  This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

C.  Feedmill shall pay any Iowa tax assessed against the Feed.

D.  It is expressly understood by the parties that the terms and conditions of this contract are exclusively between Golden Oval Eggs and its heirs, successors and assigns and Feedmill and its heirs, successors and assigns.

E.  The failure of either party at any time to enforce any provision of this Agreement, exercise its rights under any provision, or require a certain performance of any provision, shall in no way be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or the right of the party thereafter to enforce the same or any other provision.

F.  If any provision of this Agreement shall be held to be unenforceable or invalid for any other reason whatsoever, the remaining provisions shall continue in force.

G.  The terms and conditions hereof shall extend to and be binding upon and inure to the benefit of the parties hereto and their heirs, successors and assigns. An assignment or transfer of this Agreement shall require the advance written approval of the other party.

H.  This Agreement constitutes the entire understanding between the parties and supersedes all other Agreements between the parties with respect to the subject matter hereof. There are no understandings, representations, or warranties of any kind, express or implied, not expressly set forth herein. No modification of this Agreement shall be effective unless in writing and signed by the parties.

I.  The headings appearing in this Agreement have been inserted for the purposes of convenience and ready reference. They do not purport to and shall not be deemed to define, limit, or extend the scope or intent of the provisions to which they appertain.

/s/ Dana Persson		/s/ Larry Sterk
Dana Persson		Larry Sterk
President & Chief Executive Officer		General Manager
Golden Oval Eggs		StateLine Cooperative

Date	2/15/01	Date	2/20/01

STATELINE COOPERATIVE

P.O. BOX 67, BURT, LA 50522, PH: 515-924-3555

Armstrong 712-864-3897 Bancroft 515-885-2642 Buffalo Center 515-562-2404 Burt 515-924-3241 N. Burt 515-924-3266 N. Burt Ag Center 515-924-3859 Fenton 515-889-2251 HaIfa 712-866-2671 Lakota 515-886-2461 Ledyard 515-646-2135 Lone Rock 515-925-3590 Ringsted 712-866-0581

Swea City 515-272-4406

September 5, 2002

Terry Heying, Chief Operating Officer
Golden Oval Eggs
1800 Park Avenue E
P 0 Box 615
Renville, Minnesota 56284

Dear Mr. Heying,

This letter of understanding is to provide an extension to the Feed Manufacturing Agreement existing between Golden Oval Eggs, a cooperative in Renville, MN, and StateLine Cooperative, a cooperative in Burt, IA, dated February 15, 2001, and scheduled to continue through August 31, 2002. This letter is to provide an extension of unlimited time to that agreement, with a ninety (90) day notice of cancellation by either party. All other terms in the agreement to remain the same.

Furthermore, StateLine Cooperative agrees to accept the responsibility of providing an alternate source of toll milling services for feed manufacturing and timely delivery to the Golden Oval facility at Thompson, should the lease agreement between StateLine Cooperative and the Buffalo Center Cooperative be cancelled. The pricing of corn and the freight rate for delivery of feed to the Thompson site will be renegotiated in good faith by both parties, should this provision be used.

Upon StateLine Cooperative acquiring the Buffalo Center Cooperative mill in Buffalo Center, IA, the Feed Manufacturing Agreement will be renegotiated to provide for modifications to the mill to meet Golden Oval ingredient requirements.

Upon StateLine Cooperative acquiring the Buffalo Center Cooperative mill in Buffalo Center, IA, the Feed Manufacturing Agreement will be renegotiated to provide for modifications to the mill to meet Golden Oval ingredient requirements.

Acceptance 9/6/02	Acceptance

/s/ Terry Heying	/s/ Daryl Meyer
Terry Heying	Daryl Meyer
Chief Operating Officer	Feed Dept. Manager

cc:  Dana Persson